Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in each Prospectus constituting part of each Post-Effective Amendment No. 1 on Form S-3 to Form S-16 Registration Statement (Registration Nos. 2-62247 and 2-65638) and in each Prospectus constituting part of each Form S-3 Registration Statement or
Post-Effective Amendment (Registration Nos. 33-3027, 33-16674, 33-19035, 33-40196 and 33-58741) and in each Form S-8 Registration Statement or Post-Effective Amendment (Registration Nos. 33-21506, 33-40199, 33-37548, 33-28064, 33-15639, 33-61986 and 33-51121) of Ball Corporation of our report dated January 23, 1996, except as to the Subsequent Event note, which is as of December 30, 1996, in the Consolidated Financial Statements for the year ended December 31, 1995, which is incorporated by reference in this Current Report on Form 8-K.


/s/ PRICE WATERHOUSE LLP
Indianapolis, Indiana
December 30, 1996